Exhibit 99.1

Date: Contact:	September 18, 2006 Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS RECORD QUARTER, 12 MONTHS SALES, NET INCOME, E.P.S.,
RESULTS IN EXCESS OF ANALYSTS INCREASED CONSENSUS ESTIMATES;
DECLARES $1 PER SHARE SPECIAL DIVIDEND.
Thor Industries, Inc. (NYSE:THO), announced record results that are in excess of analysts’ increased consensus estimates, for the fourth quarter and 12 months ended July 31, 2006.
Net income for the 12 months was a record $172,464,000 up 42% from $121,767,000 last year. Basic E.P.S. for the 12 months were $3.05, up 42% from $2.15 last year. Sales for the 12 months were a record $3,066,276,000, up 20% from $2,558,351,000 last year.
Net income for the quarter was a record $46,086,000, up 39% from $33,106,000 last year. E.P.S. for the quarter were 82¢, up 39% from 59¢ last year. Sales for the quarter were a record $805,291,000, up 22% from $659,891,000 last year.
RV sales in the quarter were $719,840,000 up 23% from $584,344,000 last year. Bus sales in the quarter were $85,451,000 up 13% from $75,547,000 last year. RV sales in the 12 months were $2,750,508,000, up 19% from $2,308,456,000 last year. Bus sales in the 12 months were a record $315,768,000 up 26% from $249,895,000 last year. RV income before tax was $68,927,000 in the quarter, up 31% from $52,462,000 last year and $270,308,000 in the 12 months, up 40% from $193,181,000 last year. Bus income before tax in the quarter was $3,343,000 up 40% from $2,381,000 last year and $9,356,000 in the 12 months, up 25% from $7,492,000 last year. Corporate net costs were $2,095,000 in the quarter versus $2,311,000 last year and $9,241,000 in the 12 months versus $7,063,000 last year.
Cash and cash equivalents and short term investments on July 31, 2006, were a record $264.3 million, up from $208.8 million last year and we continue to have zero debt. Backlog on July 31, 2006 was $549 million, up 18% from last year’s $467 million. RV backlog was $333 million, about even with last year, and Bus backlog was $216 million, up 66% from last year.

Thor’s total retail RV sales in the 8 months ended August 2006 were 71,454 units, up 8% from 66,363 units last year, according to our internal daily tracking system. Towable retail sales are up 9% to 64,134 units from 58,618 units last year. Motor home retail sales are 5,798 units, down 6% from 6,167 units last year. Thor’s RV retail unit sales were up 6% in May, 11% in June, 5% in July, and 8% in August according to our internal daily tracking system.
“These exceptional results far surpass any other company in our businesses and reflect outstanding performance by all Thor employees. In the six months ended January 31, 2006 of last fiscal year, we had one-time, extraordinary hurricane related sales of approximately $114 million. We estimate that these incremental revenues resulted in E.P.S. of approximately 19¢ in the six month period. Given the current tight market conditions, we anticipate that comparisons with the first half of last year will be difficult. We expect that we will recover these one time revenues by the end of fiscal 2007,” said Wade F. B. Thompson, Thor Chairman.
On September 15, 2006, Thor’s Board of Directors approved a one time special dividend of $1 per share. This dividend, in addition to our regular quarterly dividend of 7¢ per share, will be paid on October 10, 2006 to stockholders of record on September 27, 2006.
“The special dividend indicates our continuing commitment to provide our shareholders with superior returns. Our cash will continue to build and we will certainly have sufficient resources to continue our internal and external growth plans,” said Thompson.
Thor Industries, Inc. is the largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2006 and 2005
$000 except per share — unaudited

	3 MONTHS ENDED JULY 31				12 MONTHS ENDED JULY 31
	2006	%	2005	%	2006	%	2005	%
Net sales	$805,291		$659,891		$3,066,276		$2,558,351
Gross profit	$116,154	14.4%	$87,125	13.2%	$445,770	14.5%	$339,766	13.3%
Selling, general and administrative	$48,748	6.1%	$38,028	5.8%	$183,926	6.0%	$152,499	6.0%
Amortization of intangibles	$237	—	$237	—	$949	—	$967	—
Interest income (net)	$2,419	.4%	$804	.1%	$7,772	.3%	$2,575	.1%
Other income	$587	.1%	$2,867	.4%	$1,756	.1%	$4,735	.2%

Income before taxes	$70,175	8.7%	$52,531	8.0%	$270,423	8.8%	$193,610	7.6%
Taxes	$24,089	3.0%	$19,425	2.9%	$97,959	3.2%	$71,843	2.8%

Net income	$46,086	5.7%	$33,106	5.0%	$172,464	5.6%	$121,767	4.8%

E.P.S. — basic	$0.82		$0.59		$3.05		$2.15
E.P.S. — diluted	$0.81		$0.58		$3.03		$2.13
Avg. common shares outstanding-basic	56,197,965		56,502,673		56,502,865		56,726,200
Avg. common shares outstanding-diluted	56,576,527		56,879,140		56,897,039		57,107,563
SUMMARY BALANCE SHEETS — JULY 31 ($000) (unaudited)

	2006	2005		2006	2005
Cash and equivalents	$196,136	$163,596	Current liabilities	$285,827	$248,812
Investments, short term	68,237	45,219	Other liabilities	12,911	11,680
Accounts receivable	196,939	146,336	Stockholders' equity	713,104	597,387
Inventories	187,090	161,770
Deferred income tax and other	11,431	7,119

Total current assets	659,833	524,040
Fixed assets	157,465	139,789
Investments — joint ventures	2,737	2,800
Goodwill	165,664	165,662
Other assets	26,143	25,588

Total	$1,011,842	$857,879		$1,011,842	$857,879